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                                  EXHIBIT 12
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
                                           STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                   ----------------------------------------------------------------------------------------
                                   February 28,         February 28,       February 28,      February 29,       February 28,
                                          1993                1994              1995              1996               1997
                                          ----                ----              ----              ----               ----

 Income before income
 taxes, minority
 interests and extraordinary
 charges                                  $20,463           $19,655           $28,243           $32,122          $1,076

 Less income from equity                     (416)           (3,257)           (2,905)           (2,647)         (4,909)
 investments

 Distributions from equity                     --             2,455             2,933             1,332           5,701
 investments

 Fixed charges                              9,337            14,021            17,751            17,853          17,992

 Less accretion related to                   (828)           (5,729)           (3,654)               --              --
 LCI stock

 Less capitalized interest                   (136)              (89)               --                --            (860)
                                          -------           -------           -------           -------         -------


           Earnings                       $28,420           $27,056           $42,368           $48,660         $19,000
                                          =======           =======           =======           =======         =======



 Interest expense and other               $ 7,158           $ 7,118           $13,083           $15,973         $14,881

 Capitalized interest                         136                89                --                --             860

 Interest portion of rental                 1,215             1,085             1,014             1,880           2,251
 expense

 Accretion related to LCI                     828             5,729             3,654                --              --
 stock                                    -------           -------           -------           -------         -------



 Fixed charges                            $ 9,337           $14,021           $17,751           $17,853         $17,992
                                          =======           =======           =======           =======         =======



 Ratio of earnings to                        3.04              1.93              2.39              2.73            1.06
     fixed charges                        =======           =======           =======           =======         =======

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